SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
             of the Securities Exchange Act of 1934 (Amendment No.)
                           Check the appropriate box:

[X]  Preliminary Information Statement     [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14c-5 (d)(2))

[ ]  Definitive Information Statement

                          AMERICANA DISTRIBUTION, INC.
                  (Name of Registrant As Specified In Charter)
                  --------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No:

     3)   Filing Party:

     4)   Date Filed:

                 THIS INFORMATION STATEMENT IS BEING PROVIDED TO
                  YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

                              INFORMATION STATEMENT

                          AMERICANA DISTRIBUTION, INC.
                           303 San Mateo NE Suite 104A
                          Albuquerque, New Mexico 87108
                                 (505) 265-6121

                                  (Preliminary)
                                  March 8, 2006

                               GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.001 per share (the "Common Stock"), of Americana Distribution, Inc., a Colorado Corporation (the "Company"), to notify such Stockholders of the following:

     (1) On or about March 8, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving amendments to the Articles of Incorporation of the Company (the "Amendment"), pursuant to which (i) changed the name of the Company to "Americana Distribution, Inc."; and, (ii) to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to two billion (2,000,000,000) shares of common stock at par value of $.001 with no preemptive rights. These additional shares will have the same rights, privileges, preferences and restrictions as the Company's share of common stock which are currently authorized.

     (2) On or about March 8, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving the Company's 2006 Stock Incentive Plan (the "Plan") the purpose of which is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents ("Eligible Participants") of the Company; (ii) assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders.

On  March  8,  2006,  the  Board  of  Directors  of  the  Company  approved  the above-mentioned actions, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on March 8, 2006, in accordance with the Colorado Corporation Code ("CCC"). Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

The elimination of the need for a meeting of the stockholders to approve the Name Change is authorized by C.R.S. 7-107-104, which provides that, expressly provided for in the articles of incorporation, the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting of which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to C.R.S. 7-107-206, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting, and in order to effectuate the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company decided to utilize the written consent of the Majority Stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on April 14, 2006, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about April 17, 2006 to all Stockholders of record as of the Record Date.


                             ADDITIONAL INFORMATION

The  Company is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

The following documents as filed with the Commission by the Company are incorporated herein by reference:

     1.   Quarterly  Report on Form 10-QSB for the quarter  ended  September 30,
          2005;

     2.   Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005;

     3.   Quarterly  Report on Form 10-QSB for the quarter ended March 31, 2005;
          and

     4.   Annual Report on Form 10-KSB for the year ended December 31, 2005.

All of these documents which are being incorporated by reference into this 14C shall mailed to the shareholders with the proxy.

                          OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, March 8, 2006, the Company had 158,461,142 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

On March 8, 2006, the holders of 91,231,234 shares representing approximately 58% of the 158,461,142 shares of Common Stock then outstanding executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The CCC provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company's common stock owned on March 8, 2006, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of
Directors, Officers and              Shares Owned
5% Stockholders                      Number                     Percent (1)
--------------------------------------------------------------------------------
Donna Silverman                      28,069,832                 17.71%
President, Chief Executive
Officer and Director

Advantage Fund I Inc.                20,670,083                 13.04%
c/o Advantage Fund I LLC
2999 NE 191ST Street PH2
Aventura, FL 33180

Alexy Resources LLC                  14,702,720                 9.28%
c/o Newbridge Securities
1451 W Cypress Creek Road
Suite 204
Ft. Lauderdale, FL 33309

All officers and directors           28,069,832                 17.71%

(1) Applicable percentage of ownership is based on 158,461,142 shares of common stock outstanding as of March 8, 2006, together with applicable options for each shareholder.


                         DISSENTER'S RIGHTS OF APPRAISAL

The Stockholders have no right under the CCC, the Company's articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION

The consent of a majority of the voting shares of the Company was given for approving the amendment of the Company's Articles of Incorporation to (i) change the name of the Company to American Distribution, Inc.; and, (ii) increase the number of the Company's authorized shares of Common Stock from 500,000,000 shares to 2,000,000,000 shares. The form of Certificate of Amendment that will be filed with the Colorado Secretary of State is attached hereto as Exhibit A. These additional shares will have the same rights, privileges, preferences and restrictions as the Company's share of common stock which are currently authorized.

AMENDMENT TO THE  COMPANY'S  ARTICLES OF  INCORPORATION  TO CHANGE THE COMPANY'S
NAME

Pursuant to the requirements of C.R.S. 7-110-103, on March 8, 2006, the members of the Board of Directors of the Company proposed and recommended to the stockholders to amend the Company's Articles of Incorporation to effect a change in the Company's name to American Distribution, Inc. On March 8, 2006, the Majority Stockholders, by written consent in lieu of a meeting, approved a Certificate of Amendment to the Company's Articles of Incorporation. No further consents, votes or proxies are or were necessary to effect the approval of the Certificate of Amendment to the Company's Articles of Incorporation.

If the proposal had not been adopted by the Majority Stockholders, it would have been necessary for this action to have been considered by the Company's stockholders at a special or annual stockholders' meeting convened for at least the purpose of approving the Name Change.

Our board of directors and stockholders holding a majority of the voting power of the Company believe that changing our corporate name is in the best interests of the Company and our stockholders to better reflect our new business focus. The voting and other rights that accompany the Company's common stock will not be affected by the change in our corporate name.

AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be five hundred million (500,000,000) shares of Common Stock with no preemptive rights, $.001 par value. On March _, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to authorize two billion (2,000,000,000) shares of Common Stock. Each shares of Common Stock is entitled to one vote. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. These additional shares will have the same rights, privileges, preferences and restrictions as the Company's shares of common stock which are currently authorized. On March 8, 2006, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

The general purpose and effect of the amendment to the Company's Articles of Incorporation is to authorize 1,500,000,000 additional shares of Common Stock. The Board of Directors believes it is in the best interest of the Company to have the additional shares of Common Stock to be issued pursuant to the Company in accordance with the Standby Equity Distribution Agreement as set forth below. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of, or a 5% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Americana for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Americana common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners.

The amount of each advance is subject to a maximum weekly amount of $250,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. To date we have only registered a total of 125,000,000 shares to be issued pursuant to the SEDA. Although we are authorizing 2,000,000,000 shares pursuant to this amendment, we will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. A possibility exists that Cornell Capital Partners may own 9.99% of Americana's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.003 per share and 25%, 50% and 75% discounts to the recent price and which show the net cash to be received by Americana if 2,000,0000 shares were issued under the Standby Equity Distribution Agreement at a recent market price of $0.003 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:

     Market Price                             $0.0028          $0.0021          $0.0014           $0.0007
     Purchase Price                          $0.00266          $0.0020         $0.00133         $0.000665
     No. of Shares (1)                    125,000,000      125,000,000      125,000,000       125,000,000
     Total Outstanding (2)                283,461,142      283,461,142      283,461,142       283,461,142
     Percent Outstanding (3)                   44.10%           44.10%           44.10%            44.10%
     Net Cash to Americana (4)               $332,500         $250,000         $166,250           $83,125

(1) Represents the number of shares of common stock we registered in our registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4) Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Net Cash To Americana:

     Market Price                              $0.0028         $0.0021          $0.0014           $0.0007
     Purchase Price                           $0.00266         $0.0020         $0.00133         $0.000665
     No. of Shares (1)                   2,000,000,000   2,000,000,000    2,000,000,000     2,000,000,000
     Net Cash to Americana (2)              $5,320,000      $4,000,000       $2,660,000        $1,330,000

(1) We have only registered 125,000,000 shares of common stock pursuant to our SB-2 Registration Statement. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices. At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(2) On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

     Americana will use the proceeds for working capital and will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. All fees and expenses under the Standby Equity Distribution Agreement will be borne by Americana. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock. Pursuant to the Standby Equity Distribution Agreement, Americana cannot draw more than $250,000 every seven trading days, or more than $10 million over twenty-four months.

     We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered. For example, at an assumed offering price of $0.00266, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement. At this price we would be required to register 3,759,398,496 shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement. Based on the limited number of available authorized shares of common stock, we would need to obtain shareholder approval to increase the authorized shares of common stock from 2,000,000,000 shares in order to access additional amounts under the Standby Equity Distribution Agreement.

     The Standby Equity Distribution Agreement limits Americana's use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Americana, except under certain limited circumstances.

     We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

     At December 31, 2004 and 2003, we had a working capital deficit of $1.0 million and $2.9 million, respectively. At September 30, 2005, we had a working capital deficit of $1,936,946. The Report of our Independent Registered Public Accounting Firm for the year ended December 31, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the years ended December 31, 2004 and 2003, we had an operating cash flow deficit of $53,248 and positive operating cash of $196,432, respectively. We currently do not have sufficient financial resources to fund our operations. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail or cease our business operations.

     Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Cornell Capital Equity Investment Agreement and Standby Equity Distribution Agreement and Any Other Equity Financing

     The sale of shares pursuant to our agreement with Cornell Capital Partners or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement with Cornell Capital Partners. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital Partners or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need. These issuances will dilute the voting power of a person seeking control of us, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by us.

The increase in share is solely based upon the funding transaction above and we do not have any other pending transactions which require this increase in authorized shares.

                      APPROVAL OF 2006 STOCK INCENTIVE PLAN

The 2006 Stock Incentive Plan was adopted, subject to stockholder approval, by the Company's Board of Directors on March 8, 2006. The purpose of the 2006 Stock Incentive Plan (the "Plan") is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents ("Eligible Participants") of the Company; (ii) assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and
(iii) associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders. The 2006 Stock Option Plan adopted by the Company's Board of Directors is attached hereto as Exhibit B.

SUMMARY OF THE PLAN

Effective date.

The Plan is effective as of the date it is adopted by the Board of Directors of Americana and Awards may be made under the Plan on and after its effective date.

Administration of the plan

The Plan shall be administered by the Board of Directors of Americana and the Board shall be so constituted as to permit the Plan to comply with the disinterested administration requirements under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the "outside director" requirement of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Board shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the Eligible Participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each Eligible Participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Americana stockholders, any participants in the Plan and any other Eligible Participant of Americana.

All employees of Americana and all employees of Affiliates shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan. For purposes of the Plan, "Affiliate" shall mean any entity, as may from time to time be designated by the Board, that is a subsidiary corporation of Americana (within the meaning of Section 424 of the Code), and each other entity directly or indirectly controlling or controlled by or under common control with Americana. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

Awards.
------

(a) Types. Awards under the Plan shall be made with reference to shares of Americana common stock and may include, but need not be limited to, stock options (including nonqualified stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the Plan. The Board may provide for the issuance of shares of Americana common stock as a stock award for no consideration other than services rendered or, to the extent permitted by applicable state law, to be rendered. In the event of an award under which shares of Americana common stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall (i) be equal or greater than to the amount (such as the par value of such shares) required to be received by Americana in order to assure compliance with applicable state law and (ii) to the extent necessary to comply with Rule 16b-3 of the Exchange Act, be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award. The Board may make any other type of award which it shall determine is consistent with the objectives and limitations of the Plan.

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
(b) Performance Goals. The Board may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it in its sole discretion, using such measures of the performance of Americana and/or its Affiliates as it may select.

(c) Rules and Policies. The Board may adopt from time to time written rules and policies implementing the Plan. Such rules and policies may include, but need not be limited to, the type, size and term of awards to be made to participants and the conditions for the exercise or payment of such awards.

Shares of stock subject to the plan.

The shares that may be delivered or purchased or used for reference purposes under the Plan shall not exceed an aggregate of 20,000,000 shares of Americana Common Stock, par value $.001. Any shares subject to an award which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

Payment of awards.

The Board shall determine the extent to which awards shall be payable in cash, shares of Americana common stock or any combination thereof. The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Americana common stock or a combination thereof shall be deferred. Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion.

Vesting.

The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Americana common stock or a combination thereof, shall be vested at such times and upon such terms as may be selected by it in its sole discretion.

Dilution  and  other  adjustment.

In the event of any change in the outstanding shares of Americana common stock by reason of any split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the awards thereunder as the Board determines are necessary or appropriate, including, if necessary, any adjustments in the number, kind or character of shares that may be subject to existing or future awards under the Plan (including by substitution of shares of another corporation including, without limitation, any successor of Americana ), adjustments in the exercise, purchase or base price of an outstanding award and any adjustments in the maximum numbers of shares referred to in Section 4 or Section 5 of the Plan. All such adjustments shall be conclusive and binding for all purposes of the Plan.


                          EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on May 5, 2006.

                     By Order of the Board of Directors

                     /s/ Donna Silverman
                     -------------------
                     Donna Silverman
                     President & Director

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